UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 11-K/A

                                 Amendment No. 1

                 ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                   For the fiscal year ended December 31, 2002


                          Commission file number 1-8951


                              M.D.C. Holdings, Inc.
                               401(k) Savings Plan
                               3600 South Yosemite
                                    Suite 900
                             Denver, Colorado 80237
                             ----------------------
                      (Full Title and Address of the Plan)



                              M.D.C. Holdings, Inc.
--------------------------------------------------------------------------------
            (Name and Issuer of Securities Held Pursuant to the Plan)


                           3600 South Yosemite Street
                                    Suite 900
                             Denver, Colorado 80237
                (Address of Principal Executive Office of Issuer
                  of the Securities Held Pursuant to the Plan)

                             EXPLANATORY NOTE

This Form 11-K/A amends the Form 11-K of the M.D.C. Holdings, Inc. 401(k) Savings Plan filed on May 30, 2003, for the purpose of including the Certification Pursuant to 18 U.S.C. Section 1350 attached hereto as
Exhibit 99.1.

                                 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the administrator of the Plan has duly caused the annual report to be signed by the undersigned thereunto duly authorized.


Date: June 30, 2003                 M.D.C. Holdings, Inc.
                                    401(k) Savings Plan



                                    By:  /s/ John J. Heaney
                                        -----------------------------------

                                             John J. Heaney, Member
                                             The M.D.C. Holdings, Inc.
                                             401(k) Savings Plan
                                             Administrative Committee

                                  EXHIBITS

Exhibit
Number            Description

99.1          Certification of John J. Heaney, Member, The M.D.C. Holdings, Inc.
              401(k) Savings Plan Administrative Committee